EXHIBIT 15.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 20, 2019

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to our firm contained in the sections entitled "Assessment process for reserves" and "Statements by experts" of TOTAL S.A.’s Annual Report on Form 20-F for the year ended December 31, 2018 (the Form 20-F), and to the inclusion as an exhibit to the Form 20-F of our third party report dated February 18, 2019, concerning our estimates of the net proved oil, condensate, and gas reserves, as of December 31, 2018, of certain properties attributable to or controlled by PAO Novatek (the Third-Party Report). We also consent to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third-Party Report in the Registration Statements on Form F-3 (File nos. 333-224307, 333-224307-01, 333-224307-02, and 333-224307-03) of TOTAL S.A., Total Capital International, Total Capital Canada Ltd., and Total Capital and in the Registration Statements on Form S-8 (File nos. 333-183144 and 333-229950) of TOTAL S.A.

Very truly yours, /s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716